Exhibit 99.2

DiamondPeak Holdings Corp. Announces Closing of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

New York, NY, March 18, 2019 (GLOBE NEWSWIRE) -- DiamondPeak Holdings Corp. (the “Company”) announced today that it closed the sale of an additional 3,000,000 units pursuant to the underwriters’ over-allotment option in connection with its initial public offering at an offering price of $10.00 per unit, resulting in gross proceeds of $30,000,000 and bringing the total gross proceeds of the initial public offering to $280,000,000. The Company’s units are listed on The Nasdaq Capital Market (“Nasdaq”) and commenced trading under the ticker symbol “DPHCU” on February 28, 2019. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, each whole warrant enabling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants will trade and are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “DPHC” and “DPHCW,” respectively.

The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on target businesses with a real estate related component.

Deutsche Bank Securities served as sole book-running manager for the offering. The Company had granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price and the underwriters do not intend to exercise the remaining portion of the option.

Of the proceeds received from the consummation of the initial public offering, the partial exercise of the over-allotment option and simultaneous private placements of warrants, $280,000,000 (or $10.00 per unit sold in the public offering) was placed in trust.  An unaudited balance sheet of the Company as of March 18, 2019 reflecting receipt of the proceeds upon consummation of the initial public offering, the exercise of the over-allotment option and the private placements will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

A registration statement relating to these securities has been filed with, and declared effective by, the SEC on February 27, 2019.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Colleen Floberg
(212) 716-2000